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                                                                      EXHIBIT 11

                               CODA ENERGY, INC.
                         COMPUTATION OF PER SHARE DATA
                                  (UNAUDITED)
                     (in thousands, except per share data)

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
                                                       Three months Ended           Six months Ended
                                                             June 30                     June 30
                                                     ----------------------      ---------------------
                                                       1994          1995          1994         1995
                                                       ----          ----          ----         ----
NET INCOME  PER COMMON AND COMMON
EQUIVALENT SHARE:

Net income                                            $1,217        $1,814        $1,770       $3,119

Adjustments                                             ---           ---           ---          ---
                                                      ------        ------        ------       ------

Adjusted net income                                   $1,217        $1,814        $1,770       $3,119
                                                      ======        ======        ======       ======

Weighted average number of common and common
 equivalent shares outstanding                        21,091        22,991        20,911       22,952
                                                      ======        ======        ======       ======


Net income per share                                  $.0577        $.0789        $.0846       $.1359
                                                      ======        ======        ======       ======

COMPUTATION OF WEIGHTED AVERAGE
NUMBER OF COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING (DAILY
BASIS):

Weighted average number of common
 shares outstanding during period                     19,866        22,047        19,870       22,137


Weighted average number of common
 stock equivalents outstanding at end of period:

          Stock options and warrants                   1,225           944         1,041          815
                                                     -------       -------       -------      -------

                                                      21,091        22,991        20,911       22,952
                                                      ======        ======        ======       ======
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